Exhibit 99.1

Atlantic Power Corporation Announces Amendment to Credit Facilities

Pricing Reduced and Maturity Date of Term Loan Extended

DEDHAM,  MASSACHUSETTS – February 3, 2020 –  Atlantic Power Corporation (NYSE: AT) (TSX: ATP) (“Atlantic Power” or the “Company”) announced that on January 31, 2020, it executed an amendment to its credit facilities, consisting of the $380 million senior secured term loan (“Term Loan”) and the $200 million senior secured revolving credit facility (“Revolver”). Both the Term Loan and the Revolver are at the Company’s APLP Holdings Limited Partnership (“APLP Holdings”) subsidiary.

“We are pleased to complete the re-pricing and amendment of our Term Loan and Revolver. Due to a strong market, the efforts of our Atlantic Power team and the support of our lead arranger, Goldman Sachs, we were able to achieve significant positive changes, including improvements to both pricing and terms,” said Terrence Ronan, Executive Vice President and Chief Financial Officer of Atlantic Power.  “Our track record of delivering upon what we say regarding debt reduction has made us an attractive credit in the markets and helped us to achieve this outcome.”

Under the amendment, the interest rate margin on both the Term Loan and the Revolver has been reduced 25 basis points, to LIBOR plus 250 basis points. The margin would be reduced another 25 basis points if the Company achieves a leverage ratio of 2.75 times. In addition, the targeted debt balances have been modified to reflect the anticipated closing of the Manchief sale in 2022. As a result, targeted debt repayment is lower in 2020 and higher in 2022 as compared to the previous schedule. The maturity date of the Term Loan has been extended two years to April 2025. The Revolver maturity date of April 2022 is unaffected by the amendment.

The fees associated with this amendment were in line with those incurred by the Company on earlier re-pricing transactions. The Company expects to record this expense in the first quarter of 2020.

Separately, in December 2019, S&P Global Ratings raised its issuer credit rating for Atlantic Power Corporation to BB- from B+ based on the Company’s improving leverage profile. Ratings on the Term Loan, Revolver and Medium-Term Notes were raised to BB from BB-. S&P cited the Company’s highly contracted cash flow profile and management’s demonstrated track record and commitment to deleveraging.

“This amendment comes at the end of a multi-year effort to restructure and strengthen our balance sheet, which has resulted in an improved credit profile. Including the most recent upgrade by S&P, our credit ratings have been raised two notches by both Moody’s and S&P over the past four-plus years,” said James J. Moore, Jr., President and Chief Executive Officer of Atlantic Power.  “We are now in a position to fully amortize the term loan by its maturity date using our strong operating cash flow. In addition, we have significant discretionary cash after debt repayment to continue buying shares when the price is right and making external acquisitions when we find compelling value. From 2015 through 2019, we  repurchased  $58 million of common and preferred shares under our normal course issuer bids.  In the past 18 months, we made our first external investments in growth, acquiring $45 million of biomass and hydro plant interests. We are focused on intrinsic value per share, so we are patient but also willing to move with speed and scale when the price-to-value proposition is attractive on internal or external uses of capital.”

About Atlantic Power

Atlantic Power is an independent power producer that owns power generation assets in eleven states in the United States and two provinces in Canada. The Company’s generation projects sell electricity and steam to investment-grade utilities and other creditworthy large customers predominantly under long‑term PPAs that have expiration dates ranging from 2020 to 2043. The Company seeks to minimize its exposure to commodity prices through provisions in the contracts, fuel supply agreements and hedging arrangements. The projects are diversified by geography, fuel type, technology, dispatch profile and offtaker (customer). Approximately 75% of the projects in operation are 100% owned and directly operated and maintained by the Company. The Company has expertise in operating most fuel types, including gas, hydro, and biomass, and it owns a 40% interest in one coal project.

Atlantic Power’s shares trade on the New York Stock Exchange under the symbol AT and on the Toronto Stock Exchange under the symbol ATP. For more information, please visit the Company’s website at www.atlanticpower.com or contact:

Atlantic Power Corporation
Investor Relations
(617) 977‑2700
info@atlanticpower.com

Copies of the Company’s financial data and other publicly filed documents are available on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.shtml under "Atlantic Power Corporation" or on the Company’s website.

************************************************************************************************************************

Cautionary Note Regarding Forward-Looking Statements

To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and under Canadian securities law (collectively, "forward-looking statements").

Certain statements in this news release may constitute "forward-looking statements", which reflect the expectations of management regarding the future growth, results of operations, performance and business prospects and opportunities of the Company and its projects.  These statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, can generally be identified by the use of the words "may," "will," "project," "continue," "believe," "intend," "anticipate," "expect" or similar expressions that are predictions of or indicate future events or trends and which do not relate solely to present or historical matters.  Examples of such statements in this press release include, but are not limited, to statements with respect to the following:

•	the Company’s expectation that it will record an expense related to transaction fees in the first quarter of 2020;
•	the Company’s expectation that it can fully amortize the term loan by the April 2025 maturity date from operating cash flow; and
•	the Company’s view that it has significant discretionary cash after debt repayment.

Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved.  Please refer to the factors discussed under “Risk Factors” and “Forward-Looking Information” in the Company’s periodic reports as filed with the U.S. Securities and Exchange Commission (the “SEC”) from time to time for a detailed discussion of the risks and uncertainties affecting the Company.  Although the forward-looking statements contained in this news release are based upon what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material.  These forward-looking statements are made as of the date of this news release and, except as expressly required by applicable law, the Company assumes no obligation to update or revise them to reflect new events or circumstances.

2